Consent of Independent Registered Public Accounting Firm

Ionatron, Inc.
Tucson, Arizona

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 33-82758, 33-89800, 33-94924 and 333-137324) and Form S-8 (Nos. 33-52020, 33-71978, 333-44459, 333-41332, 333-113656, 333-127661and 333-130012) of Ionatron, Inc. of our reports dated March 15, 2007, relating to the consolidated financial statements, the effectiveness of Ionatron, Inc.’s internal control over financial reporting, and schedule of Ionatron, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

/s/ BDO Seidman, LLP

Phoenix, Arizona
March 15, 2007